Exhibit 10.1

February 28, 2023

Sean Menke

3150 Sabre Drive

Southlake, Texas 76092

Dear Sean:

This Employment Agreement (“New Agreement”) between Sabre GLBL Inc. (an indirect wholly-owned subsidiary of Sabre Corporation (“Sabre”), and referred to herein as the “Company”) and you will govern the new terms of your employment with the Company effective April 27, 2023 (“Effective Date”).

You and the Company acknowledge that your employment has been previously governed by an employment agreement dated December 15, 2016, between Sabre and you, as amended on November 7, 2017 (together, the December 15, 2016 agreement and all amendments are referred to as the “Original Employment Agreement”).

You and the Company also agree that, except as provided in Sections 9 and 10 below, your Original Employment Agreement will be terminated effective as of the Effective Date in connection with your anticipated departure from your current role of Chief Executive Officer of Sabre and the Company.

However, you and the Company agree that after you transition out of your current position, you will continue your employment with the Company for the period of time through and including May 16, 2025 (the “Termination Date”), to allow for an orderly transition of your duties and responsibilities to your successors.

Therefore, in consideration of the mutual covenants contained in this New Agreement, the Company and you agree as follows:

1.	The Original Employment Agreement will be terminated at 12:01 a.m. CT on the Effective Date.

2.

By your signature below you agree to waive and release the Company from any claim for payments either under the Company’s Executive Severance Plan, the Original Employment Agreement or any other severance policy or contract term related to the termination of the Original Employment Agreement. You also agree that beginning on the Effective Date, you are not eligible to participate in the Executive Severance Plan or any other severance programs offered by Sabre, the Company or any of their respective affiliates.

3.

In consideration for the release outlined in Section 2, the Company agrees to maintain your employment, under the terms listed below, through the Termination Date. The period from the Effective Date through the Termination Date is referred to as the “Executive Transition Period.” The Company will not terminate your employment during the Executive Transition Period, except for Cause as provided in Section 11 below.

4.

Beginning on the Effective Date and through the Termination Date, you will serve first as Executive Chair of Sabre and then as Special Advisor to the CEO and Board of Directors of Sabre (“Special Advisor”), with such reasonable duties and responsibilities as are assigned to you by both the Board of Directors of Sabre (as Executive Chair) and the Board of Directors of Sabre and the CEO (as Special Advisor). You may elect to transition from Executive Chair to Special Advisor upon at least 30 days’ prior written notice to the Company. In addition, upon the approval of at least a majority of the independent members of the Sabre’s Board of Directors, the Company may elect to have you transition from Executive Chair to Special Advisor upon at least 30 days’ prior written notice to you. Upon the effective date of your transition to Special Advisor you will retire or resign from the Board of Directors of Sabre. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all respects with all Sabre and Company policies and directives applicable to you. During the Executive Transition Period, any employment with or participation as an advisor, consultant or board member by you with any third party, subject to the provisions of any existing Non-Competition restrictions, shall not be deemed to be a voluntary termination of your employment by you, and Sabre will not take any step to preclude such employment or participation as long as you provide 30 days’ written notice to Sabre prior to commencing such employment.

5.

During the Executive Transition Period your annual base salary will be $750,000 when you are serving as Executive Chair and $25,000 a month when you are serving as Special Advisor. All payments made will be subject to normal taxes and withholding, and payable pursuant to the Company’s standard payroll practices and payroll period.

6.

In connection with your assumption of the Executive Chair role at the beginning of the Executive Transition Period, Sabre will grant you on May 15, 2023 (the “Grant Date”) a one-time equity award under Sabre’s equity plan with an aggregate grant date value of $2,000,000 (the “Executive Chair Award”), which will take the form of time-based restricted stock units. The restricted stock units that form part of the Executive Chair Award will vest in two approximately equal annual installments on the first two anniversary dates of the Grant Date, subject to your remaining in your position of Executive Chair at least through the date of Sabre’s Annual Stockholders’ Meeting in 2024 (currently anticipated to be held on April 24, 2024) or as described below. If Sabre does not have an Annual Stockholders’ Meeting in 2024, or if the 2024 Annual Stockholders’ meeting is postponed past April 30, 2024, references herein to the “date of Sabre’s Annual Stockholders’ Meeting in 2024” will be deemed to refer to April 24, 2024.

If you elect to leave the Executive Chair role on or before the date of Sabre’s Annual Stockholders’ Meeting in 2024, you will forfeit the Executive Chair Award in its entirety, except in the event of death or Change in Control, as described below. If you remain in the Executive Chair role through the date of Sabre’s Annual Stockholders’ Meeting in 2024, then, even if you move to the Special Advisor role after the Annual Stockholders’ Meeting, you will continue to vest in the entirety of the Executive Chair Award during the remainder of the Executive Transition Period, unless you are terminated for Cause pursuant to Section 11 below. If the Board changes your status to Special Advisor before Sabre’s Annual Stockholders’ Meeting in 2024, you will continue to vest in the entirety of the Executive Chair Award during the remainder of the Executive Transition Period, unless you are terminated for Cause pursuant to Section 11 below.

The Executive Chair Award will become fully vested in the event of your termination of employment on account of death or in the event of a Change in Control of Sabre (as defined in the Sabre Corporation Omnibus Incentive Compensation Plan under which the Executive Chair Award is granted).

7.

During the Executive Transition Period, you will not be eligible to participate in any of Sabre’s or the Company’s bonus or incentive plans (e.g., EIP, VCP, SIP) or be eligible to receive any further grants pursuant to Sabre’s Long-Term Equity Incentive Program or any other long-term incentive plan or program of Sabre or the Company, aside from what is specified in Section 6 above. However, provided the that the Compensation Committee of Sabre’s Board of Directors approves any EIP payouts for calendar 2023 performance for your role under the Original Employment Agreement, you will be eligible to receive payment at the rate you were eligible to receive in your role as CEO (150% of base salary immediately in effect before the effective date of this Agreement) at the same time similarly situated Sabre executives receive their EIP payments, subject to individual adjustments for performance and pro-ration for your time in the CEO role in 2023. Further, during your employment under this New Agreement, any prior equity grants will continue to vest pursuant to the terms of each grant agreement.

8.

During the Executive Transition Period, you will be eligible to participate in Sabre’s or the Company’s employee benefit plans, policies and other compensation and perquisite programs provided to other senior executives of Sabre or the Company (SVP and above) and that you were eligible to receive pursuant to the Original Employment Agreement, subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, including amendments or modifications thereto. Such benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in Sabre’s or the Company’s sole discretion.

9.

You agree that Sections 8 and 9 of your Original Employment Agreement, which contain certain post-employment obligations around Non-Competition, Non-Solicitation and Non-Disclosure for 24 months post-termination and certain post-employment obligations around Cooperation with Sabre, all remain in full force and effect and are incorporated into this Agreement by reference, subject to Section 10 below.

10.

In exchange for and in consideration of the waiver provided by you in Section 2 above, the Company agrees that the 24-month post-employment restricted period for Non-Competition and Non-Solicitation outlined in Section 8 of your Original Employment Agreement will begin to run at the commencement of the Executive Transition Period, and not at termination of employment. Furthermore, for clarity, if you are offered any employment or other position by an entity deemed to be covered by the Non-Competition provisions of Section 8 of your Original Employment Agreement, incorporated here for reference, you may seek Sabre’s approval for a waiver. You must provide a written request for waiver within sixty (60) days of your potential employment start date with the new entity. You may only be employed with such entity if Sabre provides an appropriate waiver, and Sabre will respond to your request for waiver as soon as reasonably practicable. The granting of such waiver will not trigger a termination of this New Agreement.

11.

Termination Provisions. The Company agrees that in any respect it will not terminate your employment during the Executive Transition Period unless and only if at least a majority of the independent members of Sabre’s Board of Directors determine that there is “Cause” as defined by Sabre’s Executive Severance Plan. A termination for Cause would immediately end your right to receive payments as outlined under this New Agreement, and would end your participation in any Sabre benefit programs. For the sake of clarity, if you elect to end your role as Executive Chair at any time but continue your service as Senior Advisor during the Executive Transition Period, such change does not constitute Cause.

12.

During the portion of the Executive Transition Period in which you serve as an executive officer or a director of Sabre, and for so long as potential liability exists thereafter, including during the period you serve as a Senior Advisor, you shall be entitled to the protection of all insurance policies Sabre or the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of Sabre or the Company or any of its subsidiaries or affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary, or employee at the request of Sabre or the Company (other than any dispute, claim or controversy arising under or relating to this New Agreement); provided that you shall in all cases be entitled to Directors and Officers Insurance coverage no less favorable than that provided to any other then current director or officer of Sabre or the Company.

13.

Clawback. Notwithstanding anything in this New Agreement to the contrary, you acknowledge that Sabre or the Company may be entitled or required by law or regulation, the Executive Compensation Recovery Policy (as amended from time to time, the “Clawback Policy”) or the requirements of an exchange on which Sabre’s shares are listed for trading, to recoup incentive compensation paid to you pursuant to the Original Employment Agreement, this New Agreement or otherwise, and you agree to comply with any Sabre or Company request or demand for repayment consistent with the applicable Clawback Policy. You further acknowledge that the Clawback Policy may be modified from time to time in the sole discretion of Sabre and without your consent, provided that the Clawback Policy shall apply consistently to all of Sabre’s executive officers, and, while you are not serving as an executive officer, shall apply to you consistently with all non-executive officer employees, and that such modification will be deemed to amend this New Agreement. You further acknowledge and agree that the Clawback Policy as in effect from time to time may apply to any and all payments of incentive compensation consistent with applicable laws as specified in the Clawback Policy from time to time; provided that the application of the Clawback Policy with respect to any payments or benefits paid or provided to you will be subject to the limitations and restrictions set forth in the Clawback Policy.

14.

This New Agreement represents the entire understanding with respect to the subject matter contained herein. Only a writing that has been signed by both you and the Company may modify this New Agreement. This New Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This New Agreement may be executed in one or more counterparts, which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above, with such Agreement to become effective as of the Effective Date.

EXECUTIVE

/s/ Sean Menke
Sean Menke

SABRE CORPORATION

/s/ Shawn Williams
Name: Shawn Williams
Title: EVP and Chief People Officer